Exhibit 99.1

KINGSWAY ANNOUNCES NYSE ACCEPTANCE OF CONTINUED LISTING COMPLIANCE PLAN

Itasca, Illinois (July 16, 2020) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced that the New York Stock Exchange (“NYSE”) has accepted the Company’s business plan to regain compliance with NYSE continued listing standard 802.01B. “We are pleased that the NYSE has accepted our plan to regain compliance with its continued listing standards,” said John T. Fitzgerald, Chief Executive Officer. “With the support of our board of directors, we remain focused on executing on our organizational strategy to deliver value for our shareholders.”

As previously disclosed, on April 17, 2020 the Company received a notice from NYSE that the Company was not in compliance with NYSE listing standard 802.01B because at such time our average global market capitalization over a consecutive 30 trading-day period was less than $50,000,000 and stockholders’ equity was less than $50,000,000.

Based upon a review of the compliance plan and information submitted by the Company, the NYSE has accepted the submission. In accordance with NYSE rules, the Company will now be given until December 26, 2021 to regain conformity with continued listing standards. The Company’s common stock will continue to be listed on the NYSE during such time, subject to the Company’s compliance with other continued listing standards. The Company will also be subject to quarterly monitoring by the NYSE for compliance with the plan. If the Company fails to comply with the plan or does not meet continued listing standards at the end of the cure period, it will be subject to the prompt initiation of NYSE suspension and delisting procedures.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”). Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of its 2019 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.